As filed with the Securities and Exchange Commission on July 28, 2015.

Registration Number 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ENCISION INC.

(Exact name of registrant as specified in its charter)

Colorado	84-1162056
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6797 Winchester Circle Boulder, Colorado	80301
(Address of principal executive offices)	(Zip code)

Encision Inc. 2014 Equity Incentive Plan

(Full title of the plan)

Gregory J. Trudel

Chief Executive Officer and President

Encision Inc.

6797 Winchester Circle

Boulder, Colorado  80301

(Name and address of agent for service)

(303) 444-2600

(Telephone number, including area code, of agent for service)

Copy to:

James H. Carroll
Faegre Baker Daniels LLP

1470 Walnut Street, Suite 300

Boulder, Colorado 80302

(303) 447-7700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller
reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, no par value	700,000 shares	$0.50	$350,000	$41.00

(1)              Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement will also cover any additional shares of common stock, no par value (the “Common Stock”), of Encision Inc. (the “Company”) that become issuable under the Encision Inc. 2014 Equity Incentive Plan (the “Plan”) by reason of any stock dividend, stock split, reorganization or other similar transaction effected without the Company’s receipt of consideration that results in an increase in the number of outstanding shares of the Company’s Common Stock.

(2)              Estimated solely for purposes of calculating the registration fee. Based on the average bid and asked price of $0.50 per share of the Company’s Common Stock on July 24, 2015, as quoted on the OTCQB Marketplace, pursuant to Rule 457(c) and (h)(1) under the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                     Incorporation of Documents by Reference.

The Company hereby incorporates by reference in this Registration Statement the following documents filed with the Securities and Exchange Commission (the “Commission”):

(a)         the Company’s Annual Report on Form 10-K for the year ended March 31, 2015;

(b)         the Company’s Current Reports on Form 8-K filed on May 27, 2015 and June 3, 2015, to the extent filed and not furnished; and

(c)          the description of the Company’s Common Stock contained in the Registration Statement (Reg. No. 333-4118-D) dated June 25, 1996, and any amendments or reports filed for the purpose of updating such description.

In addition, all other reports and documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of this Registration Statement (except for portions of the Company’s current reports furnished, as opposed to filed, on Form 8-K), and prior to the filing of a post-effective amendment that indicates that all the securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of the filing of such documents with the Commission.

Any statement contained in a document incorporated, or deemed to be incorporated, by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or incorporated by reference or in any other subsequently filed document that also is or is deemed to be incorporated by reference modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.                     Description of Securities.

Not applicable.

Item 5.                     Interests of Named Experts and Counsel.

Not applicable.

Item 6.                     Indemnification of Directors and Officers.

The Company’s Articles of Incorporation and Bylaws provide that the Company shall indemnify to the fullest extent permitted by Colorado law any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, by reason of the fact that he or she is or was a director or officer of the Company or, is or was serving at the request of the Company in any capacity in any other corporation, partnership, joint venture, trust or other enterprise. The Colorado Business Corporation Act (the “CBCA”) permits the Company to indemnify an officer or director who was or is a party, or is threatened to be made a party, to any proceeding because of his or her position, if the officer or director acted in good faith and in a manner he or she reasonably believed to be in the Company’s best interests or, if such officer or director was not acting in an official capacity for the Company, he or she reasonably believed the conduct was not opposed to the Company’s best interests. Indemnification is mandatory if the officer or director was wholly successful, on the merits or otherwise, in defending such proceeding. Such indemnification (other than as ordered by a court) shall be made by the Company only upon a determination that indemnification is proper in the circumstances because the individual met the applicable standard of conduct. Advances of such indemnification may be made pending such determination. Such determination shall be made by a majority vote of a quorum consisting of disinterested directors or of a committee of at least two disinterested directors, or by independent legal counsel or by the shareholders.

In addition, the Company’s Articles of Incorporation provide for the elimination, to the extent permitted by Colorado law, of personal liability of directors to the Company and its shareholders for monetary damages for breach of fiduciary duty as directors. The CBCA permits the elimination of personal liability of directors for damages occasioned by breach of fiduciary duty, except for liability based on the director’s duty of loyalty to the Company, liability for acts or omissions not made in good faith, liability for acts or omissions involving intentional misconduct, liability based on payments of improper dividends, liability based on violations of state securities laws, and liability for acts occurring prior to the date such provision was added.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of the Company’s Articles of Incorporation, provision of our Bylaws, agreement, vote of shareholders or disinterested directors or otherwise.

The Company maintains standard policies of insurance that provide coverage (1) to the Company’s directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to the Company with respect to indemnification payments that the Company may make to such directors and officers.

Item 7.                     Exemption from Registration Claimed.

Not applicable.

Item 8.                     Exhibits.

Exhibit No.	Description

4.1	Articles of Incorporation of the Company (incorporated by reference to the Company’s Registration Statement (Reg. No. 333-4118-D) dated June 25, 1996)

4.2	Bylaws of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on October 30, 2007)

4.3	Form of Certificate for Shares of Common Stock (incorporated by reference to the Company’s Registration Statement (Reg. No. 333-4118-D) dated June 25, 1996)

5.1	Opinion of Faegre Baker Daniels LLP

10.1	Encision Inc. 2014 Equity Incentive Plan (incorporated by reference to Appendix A to the Company’s Definitive Proxy Statement filed on July 11, 2014)

23.1	Consent of Eide Bailly LLP

23.2	Consent of Faegre Baker Daniels LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page hereof)

Item 9.                     Undertakings.

A.                        Post-Effective Amendments.

The undersigned registrant hereby undertakes:

(1)                     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)                    To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b)                    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(c)                     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a) and (b) above will not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)                     That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.                        Subsequent Documents Incorporated by Reference.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.                        Claims for Indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boulder, State of Colorado, on July 28, 2015.

ENCISION INC.

By:	/s/ Gregory J. Trudel
Gregory J. Trudel
President and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gregory J. Trudel and Mala Ray, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and on his or her behalf to sign any and all amendments (including, without limitation, post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and any documents required to be filed with respect therewith, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises in order to effectuate the same as fully to all intents and purposes as he or she might or could do if personally present, hereby ratifying and confirming all that such attorney-in-fact and agent or his or her substitute may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

President, Chief Executive Officer and
/s/ Gregory J. Trudel	Director (Principal Executive Officer)	July 28, 2015
Gregory J. Trudel

Controller (Principal Accounting Officer
/s/ Mala Ray	and Principal Financial Officer)	July 28, 2015
Mala Ray

/s/ Robert H. Fries	Director	July 28, 2015
Robert H. Fries

/s/ Vern D. Kornelsen	Director	July 28, 2015
Vern D. Kornelsen

Director
Ruediger Naumann-Etienne

/s/ David W. Newton	Director and Vice President — Technology	July 28, 2015
David W. Newton

/s/ Patrick W. Pace	Director	July 28, 2015
Patrick W. Pace

Exhibit Index

Exhibit No.	Description

4.1	Articles of Incorporation of the Company (incorporated by reference to the Company’s Registration Statement (Reg. No. 333-4118-D) dated June 25, 1996)

4.2	Bylaws of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on October 30, 2007)

4.3	Form of Certificate for Shares of Common Stock (incorporated by reference to the Company’s Registration Statement (Reg. No. 333-4118-D) dated June 25, 1996)

5.1	Opinion of Faegre Baker Daniels LLP

10.1	Encision Inc. 2014 Equity Incentive Plan (incorporated by reference to Appendix A to the Company’s Definitive Proxy Statement filed on July 11, 2014)

23.1	Consent of Eide Bailly LLP

23.2	Consent of Faegre Baker Daniels LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page hereof)